Exhibit 5.1

                               BARATTA & GOLDSTEIN
                                ATTORNEYS AT LAW
                                597 FIFTH AVENUE
                              NEW YORK, N.Y. 10017

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JOSEPH P. BARATTA                 (212) 750-9700      FACSIMILE:  (212) 750-8297
HOWARD J. GOLDSTEIN                                      BARAGOLD@COMPUSERVE.COM
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LOUIS R. AIDALA                                                 OF COUNSEL
JOAN PALERMO                                                MARGARET M. STANTON
JOSEPH A. BARATTA*                                             LINDA MARYANOV
                                                            SAMUEL M. GREENFIELD
*  Admitted in NY and NJ


                                  June 25, 2004

Calypte Biomedical Corporation
5000 Hopyard Road Suite 480
Pleasanton, CA 94588

                     Re: Registration Statement on Form S-8

Gentlemen:

         We have acted as counsel for Calypte Biomedical Corporation (the "Company"), in connection with the preparation and filing of the Company's Registration statement on Form S-8 under the Securities Act of 1933, as amended, (the "Registration Statement"), relating to 30,000,000 shares of the Company's common stock, $0.03 par value, (the "Common Stock") issuable under the Company's 2004 Incentive Plan (the "Plan"), which became effective on June 22, 2004 upon approval by the Company's stockholders.

         We have examined the Certificate of Incorporation, as amended, and the By-Laws of the Company and all amendments thereto, the Registration Statement and originals, or copies certified to our satisfaction, of such records and meetings, written actions in lieu of meetings, or resolutions adopted at meetings, of the directors of the Company. We have relied upon representations contained in Officers' Certificates and Board Resolutions and such other documents and instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

         Based upon the foregoing and our examination of such questions of law as we have deemed necessary or appropriate for the purpose of this opinion, and assuming that (i) the Registration Statement becomes and remains effective during the period when the Shares are offered, issued and sold, (ii) the Shares to be sold are issued in accordance with the terms of the Plan, (iii) the Company receives the full consideration for the Shares as stated in the Plan,
(iv) the per share consideration for each Share includes payment of cash or other lawful consideration at least equal to the par value of the Company's common stock and is deemed to be fair and reasonable consideration, and (v) all applicable securities laws are complied with, it is our opinion that when issued and sold by the Company, after payment therefore in the manner provided in the agreements which accompany the applicable Plan, the Shares will be validly issued, fully paid and nonassessable.

         This opinion is rendered to you in connection with the Registration Statement and is solely for your benefit. This opinion may not be relied upon by you for any other purpose, or relied upon by any other person, firm, corporation or other entity for any purpose, without our prior written consent. We disclaim any obligation to advise you of any change of law that occurs, or any facts of which we may become aware, after the date of this opinion

         Further, we consent to the filing of this opinion as an exhibit to the Registration Statement.

                                           Very truly yours,
                                           Baratta & Goldstein

                                           /s/ Baratta & Goldstein

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